Exhibit 99.1

Tecogen Sells Additional Efficient Gas Chiller to
Major Manufacturing Plant in Mexico
WALTHAM, Mass., October 9, 2014 - Tecogen® Inc. (NASDAQ: TGEN) today announced the sale of a third Tecochill® natural gas-powered chiller to a major US-headquartered manufacturer of home fixtures for a retrofit of its existing plant in Reynosa, Tamaulipas, Mexico. This new sale adds to Tecogen’s growing backlog of equipment and turnkey installations of $14.5 million as of October 8, 2014.
The chiller (Tecochill model CH-400x), sold through Tecogen’s representative Calfrost de Mexico, is the third Tecochill ordered for this plant in Reynosa in 2014. Collectively, the three chillers will provide 1,200 tons of cooling capacity to the plant, commensurate to 1.2 megawatts of electric service had a conventional, electric system been specified. The three chillers are expected to be installed and commissioned by winter of 2015 and will cool the facility’s production area.
“The Tecogen units will provide greater energy efficiency, an important part of the manufacturer’s sustainability mission,” said Arturo Cantu, General Manager of Calfrost. “This forward thinking company, like many Tecogen customers, is quickly moving toward environmentally friendly and cost-effective energy sources.”
“We continue to hear from companies looking for energy self-sufficiency,” said Robert Panora, President and COO of Tecogen. “Tecogen provides both the ability to diversify energy sources and cut costs through the use of competitively priced, plentiful and environmentally friendly natural gas.”
About Tecogen
Tecogen manufactures, installs, and maintains high efficiency, ultra-clean combined heat and power products including natural gas engine-driven cogeneration, air conditioning systems, and high-efficiency water heaters for industrial and commercial use. Tecogen has shipped more than 2,000 units, supported by an established network of engineering, sales, and service personnel across the United States. For more information, please visit www.tecogen.com.

Tecogen Media Contact Information:
David Garrison
P: 781-466-6403
E: David.Garrison@tecogen.com

Tecogen Investor Contact Information:
John N. Hatsopoulos
P: 781-622-1120
E: jhatsopoulos@tecogen.com

Tecogen Inc. 45 First Avenue, Waltham, MA 02451 • ph: 781-466-6400 • fax: 781-466-6466 • www.tecogen.com